                                                                    Exhibit 12.1


                               AMERICAN LAWYER MEDIA HOLDINGS, INC.

                  STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES



                                       For the Five             For the              For the
                                       Months Ended            Year Ended           Year Ended
                                     December 31, 1997       December 31, 1998     December 31, 1999
                                     -----------------       -----------------     -----------------



Loss from continuing operations
  before income taxes................   $(7,711)                $(23,159)             $(34,728)

Fixed Charges:
  Interest expense...................     2,534                   22,916                24,093
  Rent expense (a)...................       261                    1,193                 1,228

      Total fixed charges............   $ 2,795                 $ 24,109              $ 25,321
                                        -------                 --------              --------
Earnings.............................   $(4,916)                $    950              $ (9,407)
                                        -------                 --------              --------
Ration of earnings to fixed charges..      (b)                     (b)                   (b)

-----------------

(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $7,711, $23,159 and $34,728 for the five months ended December 31, 1997 and the twelve months ended December 31, 1998 and 1999 respectively